Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-231751

Pricing Supplement dated December 22, 2021 to the
Product Prospectus Supplement MLN-EI-1 dated November 6, 2020 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $144,000 Russell 2000® Index-Linked Capped Leveraged Buffered Notes due December 28, 2023

The Toronto-Dominion Bank (“TD” or “we”) has offered the Capped Leveraged Buffered Notes (the “Notes”), linked to the performance of the Russell 2000® Index (the “Reference Asset”) described below.
The Notes provide leveraged participation in the positive return of the Reference Asset if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount. Investors will receive their Principal Amount at maturity if the Final Level is below the Initial Level by up to the Buffer Percentage. If the Final Level is below the Initial Level by more than the Buffer Percentage, investors will lose 1% of the Principal Amount of the Notes for each 1% decrease from the Initial Level to the Final Level of more than the Buffer Percentage, and may lose some or almost all of their investment in the Notes. Any payments on the Notes are subject to our credit risk.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change is greater than zero. The Notes do not guarantee the return of the Principal Amount and investors may lose some or almost all of their investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-EI-1 dated November 6, 2020 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
Reference Asset	Bloomberg Ticker	Initial Level	Leverage Factor	Buffer Percentage	Buffer Level	Cap Level / Maximum Redemption Amount	CUSIP/ISIN
Russell 2000® Index	RTY	2,221.903	200%	10%	1,999.7127, which is 90% of the Initial Level	2,468.5342, which is 111.10% of the Initial Level / $1,222.00	89114TWK4 / US89114TWK41

Public Offering Price[1]		Underwriting Discount1 2		Proceeds to TD2
Total	Per Note	Total	Per Note	Total	Per Note
$144,000.00	$1,000.00	$720.00	$5.00	$143,280.00	$995.00
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $995.00 (99.50%) per $1,000.00 Principal Amount of the Notes.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $5.00 (0.50%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $5.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TDS will also pay a marketing fee of $1.00 per Note with respect to all of the Notes to other unaffiliated dealers. The marketing fee will be deducted from amounts remitted to TD. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The estimated value of the Notes at the time the terms of your Notes were set on the Pricing Date, based on our internal pricing models, was $980.80 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-20 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Capped Leveraged Buffered Notes Due December 28, 2023

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Capped Leveraged Buffered Notes
Term:	Approximately 2 years
Reference Asset:	Russell 2000® Index (Bloomberg Ticker: RTY)
CUSIP/ISIN:	89114TWK4 / US89114TWK41
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	December 22, 2021
Issue Date:
December 28, 2021, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation Date:
December 22, 2023, subject to postponement if such day is not a Trading Day or for market and other disruptions, as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Maturity Date:
December 28, 2023, subject to postponement if such day is not a Business Day or if the Valuation Date is postponed, as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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Payment at Maturity:
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount of the Notes equal to the lesser of:
(i)              Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
(ii)            The Maximum Redemption Amount
If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between 0% and -10%), then the investor will receive only $1,000 per $1,000 Principal Amount of the Notes.
If, on the Valuation Date, the Percentage Change is negative by more than the Buffer Percentage (that is, the Percentage Change is between -10% and -100%), then the investor will receive less than $1,000 per $1,000 Principal Amount of the Notes, calculated using the following formula:
Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]
If the Final Level is less than Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose a substantial portion of their investment. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level, Leverage Factor, Buffer Percentage and Buffer Level:	Initial Level(1)	Buffer Percentage	Buffer Level	Leverage Factor
	2,221.903	10%	1,999.7127, which is 90% of the Initial Level	200%
	(1) The Initial Level is the Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Closing Level of the Reference Asset on the Valuation Date.
Closing Level of the Reference Asset:	As described under “General Terms of the Notes—Closing Level” in the product prospectus supplement MLN-EI-1.
Monitoring Period:	Valuation Date Monitoring
Cap Level & Maximum Redemption Amount:	Cap Level	Maximum Redemption Amount (per Note)
	2,468.5342, which is 111.10% of the Initial Level	$1,222.00
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, and the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as discussed further herein under “Material U.S. Federal Income Tax Consequences” and in the product prospectus supplement.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.

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Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI-1 (the “product prospectus supplement”) relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-EI-1 dated November 6, 2020:
http://www.sec.gov/Archives/edgar/data/947263/000114036120024820/brhc10016594_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Principal at Risk.
Investors in the Notes could lose some or almost all of their Principal Amount if there is a decline in the level of the Reference Asset. Specifically, you will lose 1% of the Principal Amount of your Notes for each 1% that the Final Level is less than the Initial Level by more than the Buffer Percentage and you could lose almost all of your investment.
The Notes Do Not Pay Interest and Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity.
Your Return Will Be Limited By The Maximum Redemption Amount And May Be Less Than The Return On A Hypothetical Direct Investment In The Reference Asset.
The opportunity to participate in the possible increases in the level of the Reference Asset through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Redemption Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Final Level of the Reference Asset exceeding the Cap Level, regardless of how much the Reference Asset appreciates. Accordingly, your return on the Notes may be less than the return on an investment in a note directly linked to the performance of the Reference Asset or in a hypothetical investment in the Reference Asset or in the stocks comprising the Reference Asset (the “Reference Asset Constituents”).
The Payment at Maturity Is Not Linked to the Closing Level of the Reference Asset at Any Time Other than the Valuation Date.
The Final Level will be based on the Closing Level of the Reference Asset on the Valuation Date. Therefore, if the Closing Level of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Level of the Reference Asset prior to such drop. Although the actual Closing Level of the Reference Asset on the Maturity Date or at other times during the term of your Notes may be higher than its Closing Level on the Valuation Date, you will not benefit from the Closing Level of the Reference Asset at any time other than the Valuation Date.
If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at principal amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Cap Level will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, the Buffer Level, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.

TD SECURITIES (USA) LLC	P-6

Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The level of the Reference Asset can rise or fall sharply due to factors specific to it, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset. For additional information, see “Information Regarding the Reference Asset” herein.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions taken by Such Entity.
The Index Sponsor is not an affiliate of ours and will not be involved in the Notes offering in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsor does not have any obligation of any sort with respect to the Notes. Thus, the Index Sponsor does not have any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor.
The Reference Asset Reflects Price Return, not Total Return.
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on their respective Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
The Notes are subject to small-capitalization stock risks.
The Notes are subject to risks associated with small-capitalization companies because the Reference Asset is comprised of Reference Asset Constituents that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Reference Asset may be more volatile than an index in which a greater percentage of the Reference Asset Constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models. Our pricing models take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price

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of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which The Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Principal Amount irrespective of the level of the Reference Asset, and as a result, you may suffer substantial losses.
If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the level of the Reference Asset increases above the Initial Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the level of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Reference Asset;
•	the dividend rates, if applicable, of the Reference Asset Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the prices of any of the Reference Asset Constituents and thus the level of the Reference Asset;
•	the correlation among the Reference Asset Constituents;
•	interest rate and yield rates in the market;
•	the time remaining until maturity;
•	any fluctuations in the exchange rate between currencies in which the Reference Asset Constituents are quoted and traded and the U.S. dollar; and

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•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future levels of the Reference Asset cannot be predicted. The actual change in the level of the Reference Asset over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical Closing Levels of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amount payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and the Amount Payable on, the Notes.
We, the Agent and our respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our respective affiliates may, at present or in the future, engage in business with one or more issuers of the Reference Asset Constituents (each, a “Reference Asset Constituent Issuer”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset, one or more Reference Asset Constituents or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the level of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes and the Payment at Maturity.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

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Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples and graph set out below are included for illustration purposes only and are hypothetical examples only: amounts below may have been rounded for ease of analysis. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the actual Initial Level, the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples reflect the Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), the Leverage Factor of 200%, the Cap Level equal to 111.10% of the Initial Level, the Maximum Redemption Amount of $1,222.00, that a holder purchased Notes with an aggregate Principal Amount of $1,000 and that no market disruption event occurs on the Valuation Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 x 2.00% x 200.00%) or (ii) Maximum Redemption Amount
= the lesser of (i) $1,000.00 + ($1,000.00 x 2.00% x 200.00%) = $1,000.00 + $40.00 = $1,040.00 or (ii) $1,222.00.
= $1,040.00

	On a $1,000.00 investment, a 2.00% Percentage Change results in a Payment at Maturity of $1,040.00, return of 4.00% on the Notes.
Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	20.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 x 20.00% x 200.00%) or (ii) Maximum Redemption Amount
= the lesser of (i) $1,000.00 + ($1,000.00 x 20.00% x 200.00) = $1,000.00 + $400.00 = $1,400.00 or (ii) $1,222.00.
= $1,222.00

	On a $1,000.00 investment, a 20.00% Percentage Change results in a Payment at Maturity equal to the Maximum Redemption Amount of $1,222.00, a return of 22.20% on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-8.00%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a -8.00% Percentage Change results in a Payment at Maturity of $1,000.00, a return of 0.00% on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).
	Percentage Change:	-35.00%
	Payment at Maturity:	$1,000.00 + [$1,000.00 x (-35.00% + 10.00%)] = $1,000.00 - $250.00 = $750.00

On a $1,000.00 investment, a -35.00% Percentage Change results in a Payment at Maturity of $750.00, a return of -25.00% on the Notes.
If the Final Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose a substantial portion of their investment. Any payments on the Notes are subject to our credit risk.

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The following table shows the return profile for the Notes at the Maturity Date, assuming that the investor purchased the Notes on the Issue Date at the public offering price and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.

Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes (%)
50.00%	$1,222.00	22.20%
40.00%	$1,222.00	22.20%
30.00%	$1,222.00	22.20%
20.00%	$1,222.00	22.20%
15.00%	$1,222.00	22.20%
11.10%	$1,222.00	22.20%
10.00%	$1,200.00	20.00%
8.00%	$1,160.00	16.00%
6.00%	$1,120.00	12.00%
4.00%	$1,080.00	8.00%
2.00%	$1,040.00	4.00%
0.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-7.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-75.00%	$350.00	-65.00%
-100.00%	$100.00	-90.00%

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Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, methods of calculation, and changes in any Reference Asset components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document.
The graph below shows the daily historical Closing Levels of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
Russell 2000® Index

All disclosures contained in this pricing supplement regarding the Russell 2000® Index (the “RTY”), including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Frank Russell Company (“FTSE Russell”).
FTSE Russell, which owns the copyright and all other rights to the RTY, has no obligation to continue to publish, and may discontinue publication of, the RTY at any time. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes, and FTSE Russell may discontinue publication of the RTY at any time. Neither we nor TDS accepts any responsibility for the calculation, maintenance or publication of the RTY or any successor index.
The RTY measures the performance of stocks of 2,000 companies in the U.S. equity market and is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY is a subset of the Russell 3000® Index, which is an index that measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY was set to 135 as of the close of business on December 31, 1986 and is calculated, maintained and published by FTSE Russell.
Select information regarding top constituents and industry and/or sector weightings may be made available by FTSE Russell on its website.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location and also trades on a “standard exchange” in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume). Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses an average of two years of assets or revenues data for this analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters (which is defined as the address of the company’s principal executive offices are located) unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Falkland Islands, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Liechtenstein, Marshall Islands, Monaco, Panama, Saba, Sint Eustatius, Sint Maarten, Suriname and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China (the “PRC”), (ii) the company is listed on the NYSE, the Nasdaq or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the PRC, and (iv) the company is controlled by a mainland Chinese entity, company or individual, provided that if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider other criteria, including whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China. An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the PRC, (ii) the company is no longer listed on the NYSE, the Nasdaq or the NYSE American, (iii) the percentages of revenue and assets derived from the PRC have both fallen below 45%, or (iv) the company is acquired by, or a

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controlling stake is held by, a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging).
FTSE Russell requires that all securities eligible for inclusion in the RTY trade on CBOE (formerly bats), NYSE, the Nasdaq exchange, NYSE American (formerly NYSE MKT) or NYSE Arca, each a “standard exchange”. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. If an existing index member does not trade on the rank day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. Initial public offerings are added each quarter and must have a closing price on its primary exchange at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.
An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, FTSE Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.
Companies with a total market capitalization of $30 million or less are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and OTC traded securities are not eligible for inclusion. Finally, to be eligible for the RTY a company must have average daily dollar trading volume that exceeds the global median, which is determined each reconstitution rank day by ranking all securities in investable countries by average daily dollar trading volume.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
The Russell 2000® Index is a trademark of FTSE Russell and has been licensed for use by TD. The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the Notes.
FTSE Russell does not guarantee the accuracy and/or the completeness of the Russell 2000® Index or any data included in the Russell 2000® Index and has no liability for any errors, omissions, or interruptions in the Russell 2000® Index. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the Russell 2000® Index or any data included in the Russell 2000® Index in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 2000® Index or any data included in the Russell 2000® Index. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the Russell 2000® Index is based. FTSE Russell's only relationship to TD is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index, which is determined, composed and calculated by FTSE Russell without regard to TD or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.
Historical Performance of the Russell 2000® Index
The graph below illustrates the performance of the Reference Asset from December 22, 2011 through December 22, 2021. The dotted lines represent the Buffer Level of 1,999.7127 and the Cap Level of 2,468.5342, which are equal to 90.00% and 111.10%, respectively, of the Initial Level. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
Russell 2000® Index (RTY)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” of the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership” rules of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse),$125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax.  U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and The Foreign Account Tax Compliance Act (“FATCA”), discussed below, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

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Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms of the Notes are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. FATCA was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

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Both U.S. and Non-U.S. Holders of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-18

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. Such other registered broker-dealers will offer the Notes at the public offering price set forth on the cover hereof, provided that certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $995.00 (99.50%) per Note. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TDS will also pay a marketing fee of $1.00 per Note with respect to all of the Notes to other unaffiliated dealers. The marketing fee will be deducted from amounts remitted to TD. We or one of our affiliates may also pay a fee to SIMON Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TD Securities (USA) LLC nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-19

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate” herein.
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-20

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

TD SECURITIES (USA) LLC	P-21